Real-EstateforLease.com, Inc.
                               192 Searidge Court
                          Shell Beach, California 93449






                                  May 29, 2002




United States Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, DC 20549

Attn:  Owen Pinkerton, Esq.

         Re: Withdrawal of Registration Statement on Form 10-SB Filed on April 18, 2002; Registration No. 0-49737

Dear Madam or Sir:

         The purpose of this letter is to advise the Staff that Real-EstateforLease.com, Inc. (the "Company") hereby withdraws its Registration Statement on Form 10-SB as filed with Commission on April 18, 2002. As this withdrawal is being made prior to the expiration of the 60-day period following the original filing date, the Company shall not be subject to the reporting requirements under Section 13(a) of the Securities Exchange Act of 1934.

         Please do not hesitate to contact the undersigned regarding any additional matters the Staff may wish to address.

                                               Very truly yours,

                                               /s/ Mark DiSalvo
                                               ----------------
                                               Mark DiSalvo, President and Chief
                                               Executive Office